Exhibit 10.25.2

Article XXI – FINAL 401(k) AND 401(m) AMENDMENTS

21.01 Adoption and Effective Date of Amendment. This amendment of the Plan is adopted to reflect the final regulations under Internal Revenue Code (Code) sections 401(k) and 401(m). This amendment is intended as good faith compliance with the requirements of Code sections 401(k) and 401(m) and is to be construed in accordance with guidance issued there under. Except as otherwise provided in the numbered paragraphs below, this amendment shall be effective as determined pursuant to the rules in paragraphs (a) and (b) below:

(a) Except as otherwise provided in paragraph (b) below, this amendment shall be effective for plan years that begin on or after January 1, 2006.

(b) If the Plan is maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers in effect on the date described in paragraph (a) above, this amendment shall be effective beginning with the later of the first plan year beginning after the termination of the last such agreement or the first plan year described in paragraph (a) above.

21.02 Supersession of Inconsistent Provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

21.03 Amendments.

(a) Section 15.17 is amended to read as follows:

Qualified Nonelective Contributions: The Employer may elect to make Qualified Nonelective Contributions (QNEC) under the Plan on behalf of Employees as provided in the Adoption Agreement.

In addition, if the Employer has elected in the Adoption Agreement to use the Current Year Testing method, in lieu of distributing Excess Contributions as provided in Section 15.04 of the Plan, or Excess Aggregate Contributions as provided in Section 15.12 of the Plan, and to the extent elected by the Employer in the Adoption Agreement, the Employer may make QNECs on behalf of Participants that are sufficient to satisfy either the Actual Deferral Percentage test or the Average Contribution Percentage test, or both, pursuant to regulations under the Code.

In addition, if the Prior Year Testing rules apply to the Plan, any QNECs that are allocated to the eligible Employees who were Non-Highly Compensated Employees (NHCE) for the prior Plan Year for purposes of satisfying the ADP test, the ACP test, or both must be contributed before the last day of the current Plan Year.

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(b) The 2nd sentence of Section 15.06 of the Plan is amended to read as follows:

Once a Current Year Testing election is made, the Employer can elect Prior Year Testing for a Plan Year only if the Plan has used Current Year Testing for each of the preceding five Plan Years (or if lesser, the number of Plan Years the Plan has been in existence) or if, as a result of a merger or acquisition described in section 410(b)(6)(C)(i) of the Code, the Employer maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in section 410(b)(6)(C)(ii) of the Code.

(c) Section 15.07(b) is revised to read as follows:

The ADP for any Participant who is a Highly Compensated Employee (HCE) for the Plan Year and who is eligible to have Elective Deferrals (and Qualified Nonelective Contributions (QNEC) or Qualified Matching Contributions (QMAC) , or both, if treated as Elective Deferrals for purposes of the ADP test) allocated to his or her accounts under two or more arrangements described in Section 401(k) of the Code, that are maintained by the Employer, shall be determined as if such Elective Deferrals (and, if applicable, such QNECs or QMACs, or both) were made under a single arrangement. If a HCE participates in two or more cash or deferred arrangements that have different Plan Years, all Elective Deferrals made during the Plan Year under all such arrangements shall be aggregated. For Plan Years beginning before January 1, 2006, cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations under section 401(k) of the Code.

(d) A new Section 15.07(g) is added to read as follows:

QNECs may be taken into account in determining the actual deferral ratio for a NHCE for a Plan Year only to the extent the contributions do not exceed the product of the NHCE’s Compensation and the greater of 5% and two times the Plan’s Representative Contribution Rate. Any QNEC taken into account under an ACP test under section 1.401(m)-2(a)(6) of the Regulations, (including the determination of the Representative Contribution Rate for purposes of section 1.401(m)-2(a)(6)(v)(B) of the Regulations), is not permitted to be taken into account for purposes of section 1.401(k)-2(a)(6) of the Regulations, (including the determination of the Representative Contribution Rate under section 1.401(k)-2(a)(6)(iv)(B) of the Regulations).

For purposes of this Section 15.07(g), the Plan’s Representative Contribution Rate is the lowest applicable contribution rate of any eligible NHCE among a group of eligible NHCEs that consists of half of all eligible NHCEs for the Plan Year (or, if greater, the lowest applicable contribution rate of any eligible NHCE in the group of all eligible NHCEs for the Plan Year and who is employed by the Employer on the last day of the Plan Year).

For purposes of determining the Plan’s Representative Contribution Rate, the applicable contribution rate for an eligible NHCE generally is the sum of the QMACs taken into

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account under section 1.401(k)-2(a)(6) of the Regulations for the eligible NHCE for the applicable year and the QNECs made for the eligible NHCE for the applicable year, divided by the eligible NHCE’s Compensation for the same period.

Notwithstanding the foregoing, QNECs that are made in connection with a government contract allocation formula can be taken into account for a Plan Year for a NHCE to the extent such contributions do not exceed 10% of that NHCE’s Compensation.

QMACs will satisfy section 1.401(k)-2(a)(6) of the Regulations only to the extent that such QMACs are Matching Contributions that are not precluded from being taken into account under the ACP test for the Plan Year as described in section 1.401(m)-2(a)(5)(ii) of the Regulations.

(e) Section 15.14 is amended to read as follows:

If elected by the Employer in the Adoption Agreement, the ACP tests in Section 15.13, above, will be applied by comparing the current Plan Year’s ACP for participants who are HCEs for each Plan Year with the current Plan Year’s ACP for participants who are NHCEs. Once made, this election can only be undone only if the Plan has used Current Year Testing for each of the preceding five Plan Years (or if lesser, the number of Plan Years the Plan has been in existence) or if, as a result of a merger or acquisition described in Section 410(b)(6)(C)(i) of the Code, the Employer maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in section 410(b)(6)(C)(ii) of the Code.

(f) A new Section 15.15(h) is added to read as follows:

Matching Contributions with respect to an Elective Deferral for a NHCE may be taken into account in determining the actual contribution ratio for a NHCE for a Plan Year only to the extent the contributions do not exceed the greatest of (A) 5% of Compensation; (B) the Employee’s Elective Deferrals for a Plan Year; and (C) the product of 2 times the Plan’s Representative Matching Rate and the Employee’s Elective Deferrals for a Plan Year.

For purposes of this Section 15.15(h), the Plan’s Representative Matching Rate is the lowest matching rate for any eligible NHCE among a group of NHCEs that consists of half of all eligible NHCEs in the Plan (or, if greater, the lowest matching rate for all eligible NHCEs in the Plan who are employed on the last day of the Plan Year and who made Elective Deferrals for the Plan Year). In addition, the matching rate for an Employee generally is the Matching Contributions made for such Employee divided by the Employee’s Elective Deferrals for the Plan Year. If the matching rate is not the same for all levels of Elective Deferrals for an Employee, the Employee’s matching rate is determined assuming that an Employee’s Elective Deferrals are equal to 6% of Compensation.

If a Plan provides a match with respect to the sum of the Employee’s Nondeductible Employee Contributions and Elective Deferrals, that sum is substituted for the amount of the Employee’s Elective Deferrals referred to above and Employees who make either

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Nondeductible Employee Contributions or Elective Deferrals are taken into account when determining the Plan’s Representative Matching Rate. If a Plan provides a match with respect to Nondeductible Employee Contributions, but not with respect to Elective Deferrals, the Employee’s Nondeductible Employee Contributions are substituted for the amount of the Employee’s Elective Deferrals referred to above and Employees who make Nondeductible Employee Contributions are taken into account when determining the Plan’s Representative Matching Rate.

QNECs and Elective Deferrals may be taken into account in determining the actual contribution ratio for a NHCE for a Plan Year only to the extent the contributions do not exceed the product of any NHCE’s Compensation and the greater of 5% and 2 times the Plan’s Representative Contribution Rate. Any QNEC taken into account under an ADP Test pursuant to section 1.401(k)-2(a)(6) of the Regulations, is not permitted to be taken into account for purposes of section 1.401(m)-2(a)(6) of the Regulations (including the determination of the Representative Contribution Rate under section 1.401(m)-2(a)(6)(v)(B) of the Regulations.

Notwithstanding the foregoing, QNECs that are made in connection with a government contract allocation formula can be taken into account for a Plan Year for a NHCE to the extent such contributions do not exceed 10% of that NHCEs Compensation.

(g) All references to “The Income or Loss on Distributable Contributions” contained in Sections 14.83, 15.08(c), and 15.16(b) is hereby amended in its entirety to provide as follows:

The income or loss allocable to “Excess Deferrals”, “Excess Contributions”, and “Excess Aggregate Contributions” shall be determined under one of the following methods: The income or loss attributable to such distributable contributions shall be the sum of (i) the income or loss on such contributions for the “determination year”, determined under any reasonable method, plus (ii) the income or loss on such contributions for the “gap period”, determined under such reasonable method. Any reasonable method used to determine income or loss hereunder shall be used consistently for all Participants in determining the income or loss allocable to distributable contributions hereunder and shall be the same method that is used by the Plan in allocating income or loss to Participants’ Accounts. For purposes of this paragraph, the “gap period” means the period between the end of the “determination year” and the date of distribution; provided, however, that income or loss for the “gap period” may be determined as of a date that is no more than seven days before the date of distribution.

(h) Section 15.20(b)(1) of the Plan is amended to read as follows:

(1)
The following are the only financial needs considered immediate and heavy: expenses incurred or necessary for medical care, described in section 213(d) of the Code of the Employee, the Employee’s spouse or dependents; the purchase (excluding mortgage payments) of a principal residence for the Employee; payment of tuition and related educational fees for the next 12 months of postsecondary education for the Employee, the Employee’s spouse, children or

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dependents; the need to prevent the eviction of the Employee from, or a foreclosure on the mortgage of, the Employee’s principal residence; payments for burial or funeral expenses for the Participant’s deceased parent, spouse, child, or dependent (as defined in Code section 152, and, for taxable years beginning on or after January 1, 2005, without regard to subsection (d)(1)(B) thereof); expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or any other financial need determined to be immediate and heavy under rules and regulations issued by the Secretary of the Treasury or his delegate; provided, however, that any such financial need shall constitute an immediate and heavy need under this paragraph no sooner than administratively practicable following the date such rule or regulation is issued.

(i) “Distributable events will include: Termination of the Plan without the Employer maintaining another defined contribution plan (other than an employee stock ownership plan as defined in Code § 4975 (e) (7) or 409(a), a simplified employee pension plan as defined in § 408(k), a SIMPLE IRA plan as defined in § 408(p), a plan or contract described in § 403(b) or a plan described in § 457(b) or (f)) at any time during the period beginning on the date of plan termination and ending 12 months after all assets have been distributed from the Plan. Such a distribution must be made in a lump sum.

(j) Testing and Corrections of ADP and ACP: Pursuant to the final regulations under 401(k) and 401(m), the Employer agrees to adopt the updated IRS language when available with respect to cross-testing (if a nonstandardized Adoption Agreement is or was adopted), targeted qualified nonelective contributions, targeted qualified matching contributions and testing rules that were amended pursuant to such regulations, including any subsequent guidance and shall apply these rules beginning with the Plan Year that begins on or after January 1, 2006.

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